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Exhibit 99.1

          11/18/04 WARWICK VALLEY TELEPHONE COMPANY ANNOUNCES DIVIDEND

                                BUSINESS EDITORS

WARWICK, N.Y. - (PRESS RELEASE) - November 18, 2004

         The Board of Directors of the Warwick Valley Telephone Company (NASDAQ:WWVY) announced a regular quarterly dividend of $0.20 per share as well as a special dividend of $0.20 per share on its Common Shares. The dividend is payable on December 20, 2004 to shareholders of record as of December 10, 2004.

         In addition, the Board of Directors approved the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of $5.00 Cumulative Preferred Shares to be paid on December 31, 2004 to shareholders of record as of December 10, 2004.

         Warwick Valley Telephone Company is a full service telecommunications company operating in southern Orange County, N.Y. and portions of northwestern N.J. Through its subsidiaries and affiliated companies, Warwick Valley Telephone Company offers local and long distance, cellular, Internet and Video services.


             Contact:  Warwick Valley Telephone Co.
                       Herbert Gareiss, Jr.
                       (845) 986-2160